Filed pursuant to Rule 433

Registration No. 333-228532

Issuer Free Writing Prospectus dated August 18, 2020

Relating to Preliminary Prospectus Supplement dated August 18, 2020

ROPER TECHNOLOGIES, INC.

PRICING TERM SHEET

August 18, 2020

Issuer:	Roper Technologies, Inc.

Trade Date:	August 18, 2020

Settlement Date (T+10)*:	September 1, 2020

Expected Ratings (Moody’s/S&P)**:	Baa2 / BBB+

Senior Notes due 2022

Securities:	Senior Notes due 2022 (the “2022 Notes”)

Principal Amount:	$300,000,000

Maturity Date:	August 15, 2022

Benchmark Treasury:	UST 0.125% due July 31, 2022

Benchmark Treasury Price and Yield:	99-30 3⁄4 / 0.145%

Spread to Benchmark Treasury:	T + 35 basis points

Yield to Maturity:	0.495%

Price to Public:	99.913% of the principal amount

Coupon:	0.450%

Interest Payment Dates:	February 15 and August 15, beginning February 15, 2021

Special Mandatory Redemption:	If the closing of the Vertafore acquisition described in the preliminary prospectus supplement has not occurred on or prior to the earlier of (i) February 12, 2021 and (ii) the date the Vertafore purchase agreement is terminated in accordance with its terms, the Company will be required to redeem all outstanding 2022 Notes at a redemption price equal to 101% of the aggregate principal amount plus accrued and unpaid interest on the 2022 Notes to, but not including, the special mandatory redemption date.

Optional Redemption:	At any time prior to August 15, 2022, at Treasury plus 10 basis points, plus accrued interest to but excluding the redemption date.

CUSIP# / ISIN#:	776743 AK2 / US776743AK29

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Passive Book-Running Managers:	PNC Capital Markets LLC TD Securities (USA) LLC

Co-Managers:	Mizuho Securities USA LLC MUFG Securities Americas Inc. Truist Securities, Inc. U.S. Bancorp Investments, Inc. BNP Paribas Securities Corp. RBC Capital Markets, LLC

Senior Notes due 2025

Securities:	Senior Notes due 2025 (the “2025 Notes”)

Principal Amount:	$700,000,000

Maturity Date:	September 15, 2025

Benchmark Treasury:	UST 0.250% due July 31, 2025

Benchmark Treasury Price and Yield:	99-27 3⁄4 / 0.277%

Spread to Benchmark Treasury:	T + 75 basis points

Yield to Maturity:	1.027%

Price to Public:	99.868% of the principal amount

Coupon:	1.000%

Interest Payment Dates:	March 15 and September 15, beginning March 15, 2021

Special Mandatory Redemption:	If the closing of the Vertafore acquisition described in the preliminary prospectus supplement has not occurred on or prior to the earlier of (i) February 12, 2021 and (ii) the date the Vertafore purchase agreement is terminated in accordance with its terms, the Company will be required to redeem all outstanding 2025 Notes at a redemption price equal to 101% of the aggregate principal amount plus accrued and unpaid interest on the 2025 Notes to, but not including, the special mandatory redemption date.

Optional Redemption:	At any time prior to August 15, 2025, at Treasury plus 15 basis points; at any time on or after August 15, 2025, at par; plus, in each case, accrued interest to but excluding the redemption date.

CUSIP# / ISIN#:	776743 AM8 / US776743AM84

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Passive Book-Running Managers:	Mizuho Securities USA LLC MUFG Securities Americas Inc. Truist Securities, Inc.

Co-Managers:	PNC Capital Markets LLC TD Securities (USA) LLC U.S. Bancorp Investments, Inc. BNP Paribas Securities Corp. RBC Capital Markets, LLC

Senior Notes due 2027

Securities:	Senior Notes due 2027 (the “2027 Notes”)

Principal Amount:	$700,000,000

Maturity Date:	September 15, 2027

Benchmark Treasury:	UST 0.375% due July 31, 2027

Benchmark Treasury Price and Yield:	99-11 / 0.471%

Spread to Benchmark Treasury:	T + 95 basis points

Yield to Maturity:	1.421%

Price to Public:	99.860% of the principal amount

Coupon:	1.400%

Interest Payment Dates:	March 15 and September 15, beginning March 15, 2021

Special Mandatory Redemption:	If the closing of the Vertafore acquisition described in the preliminary prospectus supplement has not occurred on or prior to the earlier of (i) February 12, 2021 and (ii) the date the Vertafore purchase agreement is terminated in accordance with its terms, the Company will be required to redeem all outstanding 2027 Notes at a redemption price equal to 101% of the aggregate principal amount plus accrued and unpaid interest on the 2027 Notes to, but not including, the special mandatory redemption date.

Optional Redemption:	At any time prior to July 15, 2027, at Treasury plus 15 basis points; at any time on or after July 15, 2027 at par; plus, in each case, accrued interest to but excluding the redemption date.

CUSIP# / ISIN#:	776743 AN6 /US776743AN67

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Passive Book-Running Managers:	Mizuho Securities USA LLC MUFG Securities Americas Inc. Truist Securities, Inc.

Co-Managers:	PNC Capital Markets LLC TD Securities (USA) LLC U.S. Bancorp Investments, Inc. BNP Paribas Securities Corp. RBC Capital Markets, LLC

Senior Notes due 2031

Securities:	Senior Notes due 2031 (the “2031 Notes”)

Principal Amount:	$1,000,000,000

Maturity Date:	February 15, 2031

Benchmark Treasury:	UST 0.625% due August 15, 2030

Benchmark Treasury Price and Yield:	99-19 / 0.667%

Spread to Benchmark Treasury:	T + 110 basis points

Yield to Maturity:	1.767%

Price to Public:	99.839% of the principal amount

Coupon:	1.750%

Interest Payment Dates:	February 15 and August 15, beginning February 15, 2021

Special Mandatory Redemption:	If the closing of the Vertafore acquisition described in the preliminary prospectus supplement has not occurred on or prior to the earlier of (i) February 12, 2021 and (ii) the date the Vertafore purchase agreement is terminated in accordance with its terms, the Company will be required to redeem all outstanding 2031 Notes at a redemption price equal to 101% of the aggregate principal amount plus accrued and unpaid interest on the 2031 Notes to, but not including, the special mandatory redemption date.

Optional Redemption:	At any time prior to November 15, 2030, at Treasury plus 20 basis points; at any time on or after November 15, 2030, at par; plus, in each case, accrued interest to but excluding the redemption date.

CUSIP# / ISIN#:	776743 AL0 / US776743AL02

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Passive Book-Running Managers:	PNC Capital Markets LLC TD Securities (USA) LLC

Co-Managers:	Mizuho Securities USA LLC MUFG Securities Americas Inc. Truist Securities, Inc. U.S. Bancorp Investments, Inc. BNP Paribas Securities Corp. RBC Capital Markets, LLC

*

We expect that delivery of the notes will be made against payment therefor on or about the settlement date specified above, which will be the tenth business day following the date of this term sheet. Under Rule 15c6-1 of the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this term sheet or the following seven business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of this term sheet or on the following seven business days should consult their own advisor.

**	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling or emailing BofA Securities, Inc. at 1-800-294-1322 or dg.prospectus_requests@bofa.com, J.P. Morgan Securities LLC collect at 1-212-834-4533, or Wells Fargo Securities, LLC at 1-800-645-3751.